Exhibit 99(c)

                                                                      APPENDIX 2

                         THE BLACK & DECKER CORPORATION

                                 Code of Ethics
                                       for
                            Senior Financial Officers


Introduction.

This Code of Ethics for Senior Financial Officers has been adopted by the Board of Directors of The Black & Decker Corporation to promote honest and ethical conduct, proper disclosure of financial information in the Corporation's periodic reports, and compliance with applicable laws, rules, and regulations by the Corporation's senior officers who have financial responsibilities.

Applicability.

As used in this Code, the term Senior Financial Officer means the Corporation's Chief Executive Officer, Chief Financial Officer and Controller.

Principles and Practices.

         In performing his or her duties, each of the Senior Financial Officers must:

         (1) maintain high standards of honest and ethical conduct and avoid any actual or apparent conflict of interest as defined in the Corporation's Code of Ethics and Standards of Conduct;

         (2) report to the Audit Committee of the Board of Directors any conflict of interest that may arise and any material transaction or relationship that reasonably could be expected to give rise to a conflict;

         (3) provide, or cause to be provided, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Corporation files with or submits to the Securities and Exchange Commission and in other public communications;

         (4) comply and take all reasonable actions to cause others to comply with applicable governmental laws, rules, and regulations; and

         (5) promptly report violations of this Code to the Audit Committee.

         Senior Financial Officers must also comply with the Code of Ethics and Standards of Conduct applicable to the Corporation's Directors, officers, and employees generally.

Waiver.

         Any request for a waiver of any provision of this Code must be in writing and addressed to the Audit Committee. Any waiver of this Code will be disclosed promptly on Form 8-K or any other means approved by the Securities and Exchange Commission.

Compliance and Accountability.

         The Audit Committee will assess compliance with this Code, report material violations to the Board of Directors, and recommend to the Board appropriate action.



APPROVED February 13, 2003